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                     June 5, 2020

       Andrea Park
       Chief Financial Officer
       AgeX Therapeutics, Inc.
       965 Atlantic Avenue, Suite 101
       Alameda, California 94501


                                                        Re: AgeX Therapeutics,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 30,
2020
                                                            File No: 1-38519

       Dear Ms. Park:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences